EXHIBIT (99.11)
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AT THE TRUST                   AT THE FINANCIAL RELATIONS BOARD
Karen Dickelman                Tony Ebersole            Georganne Palffy
Investor Relations             General Inquiries        Analyst Inquiries
312 683-3671                   312 640-6728             312 640-6784
ir@banyanreit.com



FOR IMMEDIATE RELEASE
FRIDAY DECEMBER 17, 1999




   BANYAN STRATEGIC REALTY TRUST SHAREHOLDERS APPROVE NEW BOARD OF TRUSTEES;
           ANNOUNCES CLOSING OF SALE OF OKLAHOMA APARTMENT PORTFOLIO



CHICAGO, December 17, 1999 - Banyan Strategic Realty Trust (Nasdaq: BSRTS) announced today that its annual meeting of shareholders was held on December 13, 1999. Among other things, the Trust's shareholders approved a proposal to elect Messrs. Walter E. Auch, Sr., Daniel Levinson, Stephen M. Peck, and L.G. Schafran as Trustees. Mr. Leonard G. Levine, President of the Trust, was also re-elected to the Board of Trustees. Mr. Levine stated that, "We are pleased that our shareholders concurred with this proposal and are confident that the new Trustees will bring valuable insight and experience to the Trust as we pursue our future business strategies."

In another matter, the Trust has completed the previously announced sale of the Oklahoma Apartment Portfolio, four separate apartment complexes totaling 864 units. The properties were sold to an institutional investor on December 16, 1999 for $24.1 million resulting in net proceeds of $7.4 million.

The Trust will report a gain of approximately $3.3 million in the fourth quarter of 1999 as a result of the sale.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns and acquires primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas and smaller markets of the Midwest and Southeastern United States. The Trust's current portfolio includes 27 properties totaling 3.5 million rentable square feet.










               See Banyan's website at http//www.banyanreit.com
       For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "BSRTS."